                                                                       Exhibit 4

                    DESCRIPTION OF TERMS OF PREFERENCE STOCK
                                    ENTITLED:
                           "SERIES E PREFERRED STOCK"
                    of CompuDyne Corporation ("Corporation")

      The series of Preference Stock shall be designated "Series E Preferred Stock" and shall consist of _____________________ (______) [THIS NUMBER SHALL EQUAL 190,838 TIMES THE EXCHANGE RATIO TIMES THE STOCK PERCENTAGE, AS THOSE TERMS ARE DEFINED IN THE AMENDMENT TO THE MERGER AGREEMENT.] shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series E Preferred Stock (the "Series E Preferred ") are as set forth below:

      A. General. The dividend and liquidation rights of the holders of the Series E Preferred are superior to the rights of the holders of the Common Stock.

      B. Dividends or Distributions.

            1. The holders of shares of Series E Preferred, in preference to the holders of shares of any other series of capital stock of the Corporation, shall be entitled to receive when and as declared by the Board of Directors, from funds of the Corporation legally available for such purpose, cumulative cash dividends ("Series E Regular Dividends") in an amount per share of 6.0% calculated at an annual rate of 6.0% of the Liquidation Price (as defined below) of such share, payable in equal semi-annual payments from the Issue Date (as defined below), on the thirtieth day of June and thirty-first day of December in each year (each such date being referred to as a "Regular Payment Date") and pro-rata for any portion of the year, and no more. For purposes of determining the amount of Series E Regular Dividends "accrued" as of the first Regular Payment Date and as of any date which is not a Regular Payment Date, such amount shall be calculated on the basis of an annual rate of 6.0% for actual days elapsed from and including the Issue Date (in the case of the first Regular Payment Date) or the last preceding Regular Payment Date (in the case of any other date) to and including the date as of which such determination is to be made, based on twelve 30-day months and a 360-day year.

            2. Series E Regular Dividends payable pursuant to subsection (B)(1) above shall begin to accrue and be cumulative from the Issue Date whether or not there are any funds of the Corporation legally available for the payment of dividends. To the extent not paid in full on each Regular Payment Date, an amount equal to all Series E Regular Dividends which have accrued on each share of Series E Preferred will be added to the Liquidation Price of each such share and will remain a part of the Liquidation Price until such Series E Regular Dividends are paid in full. Such accrued and unpaid dividends may be declared and paid at any time, without reference to any Regular Payment Date, to holders of record as of the close of business on any future date, no more than fifty
(50) nor less than ten (10) days prior to the date fixed by the Board of Directors for the payment of such dividends.

            3. Whenever Series E Regular Dividends payable on shares of Series E Preferred are in arrears, thereafter and until all accrued and unpaid Series E Regular Dividends, whether or not declared, on the outstanding shares of Series E Preferred have been declared and paid in full, the Corporation shall not, without the consent of the holders of all of the outstanding shares of the Series E Preferred declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock of the Corporation.

      C. Voting Rights.

            1. Notwithstanding the provisions of the second paragraph of Article 5th of the Corporation's Articles of Incorporation, except as provided in subsection C(2) hereof, the Series E Preferred shall have no voting rights.

            2. The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series E Preferred so as to affect adversely the Series E Preferred without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of the Series E Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of preferred stock (including without limitation any reissuance of any shares of the Corporation's Series D Preference Stock, none of which are outstanding as of the date this Certificate of Designation is executed) with preference or priority over, or on parity with, the Series E Preferred as to rights of redemption or the right to receive dividends or distributions, or amounts distributable upon liquidation, dissolution or winding up of the Corporation, shall be deemed to be an amendment, alteration or repeal of such preferences that affects adversely such Series E Preferred.

      D. Liquidation Rights.

            1. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Preferred shall be entitled to receive with respect to each share of Series E Preferred Stock held by them, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of Common Stock and any other class or series of capital stock, an amount equal to the Liquidation Price as of the date the Corporation is deemed to be dissolved under Chapter 78 of the Nevada Revised Statutes, as amended. If the assets and funds of the Corporation available for distribution to the holders of shares of Series E Preferred upon liquidation, dissolution or winding up of the Corporation are insufficient to pay in full amounts to which such holders are entitled pursuant to this subsection (D)(1), the entire assets and funds of the Corporation available for distribution to the holders of the Series E Preferred shall be ratably distributed to such holders in proportion to the Liquidation Price each such holder is otherwise entitled to receive.

            2. After the holders of the Series E Preferred have been paid in full the amounts to which they are entitled pursuant to subsection (D)(1), the remaining assets of the Corporation shall be distributed to the holders of any capital stock, including the Common Stock, ranking junior (upon liquidation, dissolution or winding up) to the Series E Preferred.

      E. Redemption.

            1. At Option of Holder.

                  (a) Each holder of Series E Preferred may, at its option, on July 31, 2003 (the "Redemption Date"), require the Corporation to redeem from such holder at a redemption price per share equal to the Liquidation Price and to retire up to all of the holder's Series E Preferred. No fewer than fifteen
(15) days before the Redemption Date, each holder wishing to exercise its option to redeem shall so notify the Corporation in writing specifying the number of shares of Series E Preferred as to which it has exercised its redemption option. If the Corporation fails to redeem and retire on the Redemption Date the full number of shares as to which the holder has exercised its redemption option, the Corporation shall be in default with respect to its redemption obligations applicable to the Series E Preferred.

                  (b) Notice of the opportunity to redeem shares of Preferred Stock setting forth (i) the Redemption Date, (ii) the redemption price receivable by the holder if the option to redeem were exercised, (iii) the place of redemption, and (iv) the number of shares eligible to be redeemed, shall be mailed to each holder of shares of Series E Preferred, at its address registered with the Corporation not less than forty (40) nor more than sixty (60) days before the Redemption Date.

                  (c) Subject to the Corporation's payment, in immediately available funds, of the redemption price for all shares being redeemed pursuant to this subsection (E)(l), each holder of Series E Preferred which has exercised its redemption option shall (i) on the Redemption Date, surrender to the Corporation its certificate for the number of Series E Preferred to be redeemed. If fewer than all of the shares of the Series E Preferred represented by the certificate surrendered by the holder are redeemed, a new certificate shall promptly be issued to the holder of the unredeemed shares.

            2. At Option of Corporation.

                  (a) In the event a holder of the Series E Preferred refuses to provide its consent or affirmative vote pursuant to Section C.2. hereof in favor of a proposed change in the preferences, special rights or other powers of the Series E Preferred resulting from a reorganization, merger or other restructuring between the Corporation and another entity which is not affiliated with the Corporation, the Corporation may redeem any or all of the Series E Preferred held by such holder at any time thereafter

                  (b) Any shares of Series E Preferred which are not redeemed pursuant to subsection (E)(1) above on or before the Redemption Date may, at the option of the Corporation, be redeemed at any time following the Redemption Date.

                  (c) If the Corporation exercises its option to redeem any shares of Series E Preferred, written notice of any such redemption setting forth (i) the date on which the redemption will occur, (ii) the redemption price, (iii) the place of redemption, and (iv) the number of shares to be redeemed, shall be mailed to each holder of shares of Series E Preferred which has exercised its redemption option shall (i) on the Redemption Date, surrender to the Corporation its certificate for the number of Series E Preferred to be redeemed. If fewer than all of the shares of the Series E Preferred represented by the certificate surrendered by the holder are redeemed, a new certificate shall promptly be issued to the holder of the unredeemed shares.

            2. At Option of Corporation.

                  (a) In the event a holder of the Series E Preferred refuses to provide its consent or affirmative vote pursuant to Section C.2. hereof in favor of a proposed change in the preferences, special rights or other powers of the Series E Preferred resulting from a reorganization, merger or other restructuring between the Corporation and another entity which is not affiliated with the Corporation, the Corporation may redeem any or all of the Series E Preferred held by such holder at any time thereafter

                  (b) Any shares of Series E Preferred which are not redeemed pursuant to subsection (E)(1) above on or before the Redemption Date may, at the option of the Corporation, be redeemed at any time following the Redemption Date.

                  (c) If the Corporation exercises its option to redeem any shares of Series E Preferred, written notice of any such redemption setting forth (i) the date on which the redemption will occur, (ii) the redemption price, (iii) the place of redemption, and (iv) the number of shares to be redeemed, shall be mailed to each holder of shares of Series E Preferred at its address registered with the Corporation not less than thirty (30) nor more than forty-five (45) days before the date of redemption.

                  (d) Subject to the Corporation's payment, in immediately available funds, of the redemption price for all shares of Series E Preferred being redeemed on each redemption date specified by the Corporation, each holder of shares being redeemed shall, on the applicable redemption date, surrender to the Corporation its certificate for the number of shares of Series E Preferred to be redeemed. If fewer than all of the shares of the Series E Preferred represented by the certificate surrendered by the holder are redeemed, a new certificate shall promptly be issued to the holder of the unredeemed shares.

            3. Cancellation of Preferred Stock Following Redemption. Any Series E Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition of such Series E Preferred, and converted to the status of undesignated Preferred Stock of the Company.

      F. Conversion.

            1. Option to Convert. The holder of each share of the Series E Preferred may exercise its option (the "Option") to convert its shares of Series E Preferred into one share of Corporation Common Stock.

            2. Exercise of Option. The Option shall be exercisable with respect to any or all of the shares of Series E Preferred at any time prior to the Redemption Date. The Option shall be exercised by delivery to the Corporation of notice in writing along with the certificate or certificates for the Series E Preferred.

            3. Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any stock split, reverse stock split, share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date of the issuance of the Series E Preferred ("Issue Date"), as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive the aggregate number and class of shares which, if the shares of Common Stock (as authorized at the Issue Date) issuable as the result of the exercise of the Option had been issued to such person or persons at the Issue Date and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such exercise and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations, combinations or exchanges of shares, separations, reorganizations, or liquidations. If a cash dividend is declared on the Common Stock, the holder of the Series E Preferred shall be given adequate notice and the opportunity to convert the Series E Preferred to Common Stock so as to receive the cash dividend.

            4. Status of Converted Stock. In the event any shares of the Series E Preferred shall be converted into Common Stock pursuant to Section F hereof, the Series E Preferred shares so converted shall be canceled and be converted to the status of undesignated Preferred Stock of the Company.

            5. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

      G. Definitions.

            1. Liquidation Price. "Liquidation Price" measured per share of Series E Preferred as of any particular date shall mean the sum of (a) $1.747 [100.00/57.42] plus (b) an amount equal to all unpaid dividends, whether or not declared, accrued on such share through and including the date as of which the Liquidation Price is being paid.

            2. Issue Date. "Issue Date" shall mean any date on which any Series E Preferred is issued by the Corporation.


            IN WITNESS WHEREOF, CompuDyne Corporation has caused this Certificate of Designation to be executed this __ day of __________, 2002.

                                      COMPUDYNE CORPORATION

                                      __________________________________________
                                      By: Martin A. Roenigk

                                      Its: President and Chief Executive Officer